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                                                                   EXHIBIT 10.43

                                                     October 13, 2004
Mr. Peter J. Chatel
4137 Grove Street
Skokie, Illinois 60076

Dear Pete,

I am very pleased to offer you the position of Senior Vice President for New Market Development, reporting to me. Information regarding your compensation and benefits follows:

[ ]  Your starting salary will be at the annual rate of $195,000.

[ ] Perceptron has a profit sharing plan that rewards team members when company performance warrants. Your potential award under our profit sharing plan would be 55% of your annual salary rate. Provisions of the plan change from year to year based upon business forecasts and objectives. Your eligibility begins with Perceptron's fiscal year 2005, which runs from July 1, 2004 to June 30, 2005. Any award based upon company performance in fiscal 2005 will be prorated based upon your date of hire and the resulting portion of the full fiscal year you are employed by Perceptron.

[ ] Stock Options: You will be awarded 50,000 Perceptron Stock Option Shares, effective on the first of the month following the month in which you are hired. These shares will be priced by averaging the closing price on the last five trading days before the effective date of the grant. The grant vests at 25% per year. Additional and specific terms of the grant would be covered in a grant agreement.

[ ] You will be eligible for Perceptron's standard company car program for executives which includes either use of a leased car and reimbursement for related expenses, or receipt of monthly car allowance of $600. If you chose the allowance, travel miles by car are not reimbursable, even when travelling on company business.

[ ] Signing Bonus: You will receive $30,000 as a signing bonus. This bonus will be paid in five equal installments during your first, sixth, 12th, 18th and 24th months of employment at Perceptron.

[ ] Relocation: Perceptron will reimburse reasonable and customary moving, real estate sale and/or purchase costs and temporary living expenses up to $35,000, incurred during the period up to four months following the start of your employment.

                                  - continued -

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Pete Chatel
10/13/04
page 2

Your starting date will be November 22, 2004 or two weeks following the end of the Black & Decker transition period, whichever is later but no later than December 20, 2004.

Benefits:  Perceptron offers excellent benefits.  Here is a summary:

      A 401K investment plan in which the company from time to time provides a partial match of your investment, normally capped only by IRS limits. Your eligibility begins on the first of the calendar quarter following six months from your date of hire.

      A stock purchase plan that provides opportunity to purchase Perceptron stock at below market prices. Eligibility begins on the first January or July enrollment date following six months of service. Continuance of this plan is subject to shareholder approval at the December 6, 2004 annual meeting of shareholders.

      Group life Insurance will be provided for you in the amount of $50,000. You also have the option of purchasing additional and/or dependent life insurance.

      An executive term life insurance policy with a death benefit of $1 million.

      Short and Long-Term Disability income protection.

      Group health, dental, and vision care insurance plans. Insurance costs are shared between Perceptron and the Team Member. The health plan has two options, offering choices to meet your needs. Either plan allows in-network and out-of-network services. Both include office visits for preventive care with no co-payments or deductibles. Coverage is immediate upon hire and enrollment.

      A Tuition Refund Program.

Pete, we are confident that you will make significant contributions to Perceptron and find your work here both fulfilling and enjoyable. However, if things do not work out for you at Perceptron, there are some conditions, which would apply. These conditions are set forth in the severance addendum attached hereto.

                                  - continued -

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Pete Chatel
10/13/04
Page 3

This offer is contingent upon your signing of Perceptron's standard agreements for executives covering proprietary information, inventions, non-compete, and business conduct and ethics, as well as the completion of the Directors and Officers Questionnaire. This offer expires October 31, 2004.

Please indicate your acceptance by signing in the space provided below.

                                                              Yours truly,

                                                              /s/ A. A. Pease

                                                              Alfred Pease
                                                              President and CEO

I accept this employment offer. I understand that Perceptron is an at-will employer and that no terms of this offer express or imply that employment is for any specified period of time. I further understand that Perceptron, Inc., in its sole discretion, reserves the right to make changes to employee compensation, benefits, practices and/or policies.

/s/ Peter J. Chatel                 10/21/04
-------------------                 --------
Peter J. Chatel                        Date

            Severance Addendum to Letter dated October 13, 2004

      In the event of the termination of your employment Without Cause (as defined below), upon execution of a release in the form attached hereto as Exhibit A, Perceptron, Inc. will continue your base salary and employee benefits ("Severance Benefits") for six months after termination and you shall have the right to earn a Pro Rata Share of any bonus that you would have earned if you have been employed by the Company at the end of the bonus period in which your employment was terminated. Also, if your employment with Perceptron, Inc. terminates within two years for your date of hire for any reason other than a termination Without Cause, any signing bonus received up to the time of your termination would be subject to repayment to Perceptron, Inc. on a pro rata basis.

      If your employment with Perceptron, Inc. terminates for any reason, other than a termination Without Cause, or is terminated by Perceptron, Inc. as a result of your disability or death, you shall not be entitled to any severance payments or benefits, to the extent permitted by law and the terms of such benefit programs, for periods after your Disability or death, except that in the case of your Disability or death you shall have the right to earn a Pro Rata Share of any bonus that you would have earned if you had been employed by Perceptron, Inc. at the end of the applicable bonus period.

      The effect of the termination of your employment on options to purchase the Company's Common Stock held by you shall be governed by the terms of the agreements pursuant to which such options were issued.

      A Pro Rata Share of any bonus shall mean the total bonus payable to you multiplied by a fraction, the numerator of which is the number of days in the applicable bonus period prior to the date of death or Disability and the denominator of which is the number of days in the bonus period (or, in the case of fiscal year 2005, the number of days from the date your employment begins to June 30, 2005).

      Termination of your employment "Without Cause" shall be defined as termination of your employment by Perceptron, Inc. for any reason other than (i) your personal dishonesty in connection with your performance of services for Perceptron, Inc., (ii) your willful misconduct in connection with your performance of services for Perceptron, Inc.,, (iii) your conviction for violation of any law (other than minor traffic violations or similar offenses);
(iv) your repeated and intentional failure to perform stated duties, after written notice is delivered identifying the failure, and it is not cured within ten (10) days following receipt of such notice, (v) your accepting employment or rendering services which are detrimental or inimical to the interests of Perceptron, Inc. or engaging in conduct which adversely affects or conflicts with the interests of Perceptron, Inc., and your failure to cease the same within five (5) days following written notice to you by Perceptron, Inc. identifying the same and requesting you to cease the same, (vi) death or (vii) Disability. "Disability" means your inability to substantially perform your stated duties for such period as would qualify you for benefits under the long-term disability insurance policy provided by Perceptron, Inc. to you.

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      Your severance compensation shall be payable in the same manner as the
Base Salary is paid and any Pro Rata Share of a bonus payable to you hereunder shall be payable at the time set forth in the bonus program. Base Salary and bonus payments and employee benefits payable as severance as described above shall not be reduced or suspended if you accept other employment, except that Perceptron, Inc. is not required to continue any employee benefits which duplicate employee benefits and perquisites received by you in connection with such subsequent employment. For purposes of COBRA, your employment shall be deemed to have terminated as of the date of actual termination of employment irrespective of the continuation of Base Salary and benefits for periods thereafter as provided above.

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                                    EXHIBIT A
                                RELEASE AGREEMENT

      THIS AGREEMENT ("Agreement") is made by and between Peter J. Chatel ("Employee") and Perceptron, Inc. (the "Company").

                                    RECITALS

      A. Employee has terminated employment as an Employee officer of Company, effective __________, _____.

      B. Employee has been given the opportunity to review this Agreement, to consult with legal counsel, and to ascertain his rights and remedies.

      C. Employee and Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any and all claims and demands asserted or which could be asserted arising out of Employee's employment at and separation from Company.

      In consideration of the foregoing and of the promises and mutual covenants contained herein, it is hereby agreed between Employee and Company as follows:

                                    AGREEMENT

      1. In exchange for the good and valuable consideration, Employee hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws, and any other claims, which Employee has claimed or may claim or could claim in any local, state or federal or other forum, against Company, its directors, officers, employees, agents, attorneys, successors and assigns as a result of or relating to Employee's employment at and separation from Company and as an officer of Company as a result of any acts or omissions by Company or any of its directors, officers, employees, agents, attorneys, successors or assigns ("Covered Acts or Omissions") which occurred prior to the date of this Agreement; excluding only (i) those to compel the payment of amounts due to Employee as provided in the Employee's severance agreement dated October 13, 2004, (ii) enforcement of any rights of Employee under any stock option agreements with the Company or (iii) those for indemnification under the Company's articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of the Company.

      2. Employee agrees to immediately return to Company all property, assets, manuals, materials, information, notes, reports, agreements, memoranda, customer lists, formulae, data, know-how, inventions, trade secrets, processes, techniques, and all other assets, materials and information of any kind or nature, belonging or pertaining to Company ("Company Information and Property"), including, but not limited to, computer programs and diskettes or other media for electronic storage of information containing

Company Information and Property, in Employee's possession, and Employee shall not retain copies of any such Company Information and Property. Employee further agrees that from and after the date hereof he will not remove from Company's offices any Company Information and Property, nor retain possession or copies of any Company Information and Property.

      3. Employee agrees that he shall never make any negative, disparaging, defamatory or other unfavorable comments regarding, or other statements that negatively affects the goodwill or good reputation of, the Company, or any officer or director of Company, except as required by law, and except that such statements may be made to members of the Board of Directors of the Company.

      4. Employee covenants and agrees that he shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Company or any officer, director, employee or agent of Company ("Covered Litigation") that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement or involving or based upon the Covered Acts and Omissions.

      5. Employee further agrees that he has read this Agreement carefully and understands all of its terms.

      6. Employee understands and agrees that he was advised to consult with an attorney and did so prior to executing this Agreement.

      7. Employee understands and agrees that he has been given twenty-one (21) days within which to consider this Agreement.

      8. Employee understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement (the "Revocation Period"). This Agreement is not effective until this revocation period has expired. Employee understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170 or (b) hand delivered within seven (7) days of execution of this Agreement to Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170. Employee understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

      9. In agreeing to sign this Agreement and separate from Company, Employee is doing so completely voluntarily and of his own free-will and without any encouragement or pressure from Company and agrees that in doing so he has not relied on any oral statements or explanations made by Company or its representatives.

      10. Both parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties' attorneys or accountants.

      11. This Agreement shall not be construed as an admission of wrongdoing by Company.

      12. This Agreement contains the entire agreement between Employee and Company regarding the matters set forth herein. Any modification of this Agreement must be made in writing and signed by Employee and each of the entities constituting the Company.

      13. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

      14. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

      15. If there is a breach or threatened breach of the provisions of this Agreement, Company may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.

      16. In the event that Employee violates the terms of this Agreement, in addition to other available rights and remedies, the Company shall be released of all of its remaining obligations under the Severance Agreement.

      The parties hereto have entered into this Agreement as of this______ day of _____, ______.

                                            PERCEPTRON, INC.

                                            By:  _______________________________

                                            Name:  _____________________________

                                            Title:  ____________________________

                                            EMPLOYEE

                                            ____________________________________